ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is made and entered into as of the 4th day of October, 2000 by and between ABB Automation Inc., a corporation incorporated and in good standing under the laws of the State of Ohio, having its principal place of business located at 501 Merritt 7, Norwalk, Connecticut ("Purchaser") and Base Ten Systems, Inc., a corporation incorporated and in good standing under the laws of the State of New Jersey, having its principal office at One Electronics Drive, Trenton, New Jersey ("Seller").

                              W I T N E S S E T H:

         WHEREAS, Seller is in the business, among other businesses, of providing Manufacturing Execution Systems (MES) software (the "Products"); which can be used to manage the manufacture and assembly of FDA and/or comparably-regulated products generally categorized by Seller as "ME", "CS" and "FS"; and

         WHEREAS, Purchaser wishes to acquire, and Seller wishes to sell, transfer, assign and convey to Purchaser certain of the assets owned by Seller relating to the Products, solely upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, and in consideration of the mutual promises and covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.  Purchase and Sale.
    -----------------

     1.1 Transfer of Assets: On the terms and subject to the conditions of this Agreement, at the Closing referred to in Article 8 hereof (hereinafter termed the "Closing"), Seller shall transfer, convey and assign to Purchaser and Purchaser shall accept, acquire and purchase all the right, title and interest of Seller in assets as of the Closing, of every kind, character and description, whether tangible or intangible, personal and wherever located, of Seller's MES Business (defined, for purposes of this Agreement, to mean an unincorporated business segment of Seller which designs, develops (including, but not limited to, patents, copyrights, trademarks and trade names, data, ideas, modules, components, hardware and software designs, utilities, interfaces, templates, subroutines, concepts, analyses, methods, techniques, algorithms, formulas, technical information, software, the Products, hardware including computers and equipment used in connection with R&D related thereto, know-how, documentation and specifications used or developed by Seller in the course of its MES Business), manufactures or has manufactured for it, configures, tests, sells and services manufacturing execution systems and as may be generally categorized by Seller as ME , CS and FS (hereinafter termed the "Business")) as reflected as of close of business on August 31, 2000 on Seller's financial books and other pertinent records, including without limitation the following assets (except as provided to the contrary in Articles 1.3 and 2 hereof, and except to the extent such assets and properties shall have been disposed of in the ordinary course of business of Seller or if such disposition is not in the ordinary course of business then with the express written consent of Purchaser during the period from the date hereinabove first written to the Closing Date) (collectively, the "Purchased Assets"):

         (a)   Capital Assets. All capital assets used by the Business listed on
               Schedule 1.1(a) and additions thereto and deletions therefrom in the ordinary course of Seller's business (the "Capital Assets").

         (b) Equipment/Units. All units of equipment including computers, office and laboratory equipment and related software owned by Seller (the "Owned Equipment"), specifically listed in Schedule 1.1(b) (the "Equipment and Personal Property List").

         (c) Personal Property. All tools, supplies, and all other items of personal property owned by Seller, used by the Business as specifically listed in Schedule 1.1(c).

         (d) Leased Equipment. All equipment leased to Seller (the "Leased Equipment") used in the Business as specifically listed on
               Schedule 1.1(d).

         (e) Inventory. All inventory of Products, including work in progress, supplies, spare parts, packing containers and materials, and the like, and advanced payments on hand at Seller's offices (the "Inventory"), used in the Business as specifically listed on
               Schedule 1.1(e).

         (f) Contracts and Account Receivables. All rights, privileges, claims and obligations of Seller (including rights and claims to refunds and adjustments) in, to and under specified customer contracts (the "Contracts") and accounts set forth on Schedule 1.1(f). Seller shall make its reasonable best efforts to obtain from customers consents that may be required to assign the Contracts to Purchaser, and to the extent that Seller is unable to obtain any such consent, Seller shall cooperate with Purchaser, and make any reasonable accommodation for Purchaser, to ensure that Purchaser receives the full benefits of the Contracts on or before October 16, 2000. If Seller does not provide Purchaser with consent for the assignment of any Contract for which consent is required on or before October 16, 2000, such Contract shall be considered a Subcontracted Contract, pursuant to Section 11.1 hereof, until such time as Purchaser receives such consent, at which time such Contract shall be assigned to Purchaser.

         (g) Orders. All purchase and sales orders made or entered in the ordinary course of Seller's Business from September 1, 2000 to the Closing Date, to the extent that such orders shall be outstanding and/or unfilled in whole or in part at the time of Closing, and set forth in Schedule 1.1(g) (the "Orders").

         (h) Intellectual Property. All letters patents, patent applications, technology, inventions, trade secrets, processes, know-how, designs, drawings, manufacturing files, including but not limited to bills of materials, suppliers data, ideas, modules, utilities, interfaces, templates, subroutines, concepts, analyses, specifications, methods, techniques, algorithms, software source programs, documentation, test procedures, test tool designs, copyrights, software, software licenses, formulae and all other industrial and intellectual property used by the Business as listed on Schedule 1.1(h) (the "Intellectual Property").

         (i) Trademarks and Trade Names. All trade designations such as trademarks, trade names (including the "Base Ten Systems" name itself and all variations thereof), service marks, and related registrations, licenses and applications used by the Business as listed on Schedule 1.1(i) (the "Trademarks and Trade Names"). The "Base Ten Systems, Inc." name shall be licensed on an nonexclusive, non-assignable, non-transferable worldwide, royalty-free basis to Seller until the change of Seller's corporate name is approved by the Seller's shareholders which action shall be proposed to and endorsed by Seller at the first Seller's Annual Shareholders Meeting following the Closing and, if not so changed, annually thereafter, during which license period the Seller shall use the name only with respect to its corporate filings with Federal, State and local regulatory authorities, securities exchanges and markets, and if Seller wishes to use it for any other identification purposes not having any market impact, Seller may seek Purchaser's prior written consent in each such case which shall not be unreasonably refused; Seller is so hereby licensed by Purchaser.

         (j) Records. All business and operating records of the Business in the possession of Seller and relating to the Purchased Assets: customer lists, MES software development and / or manufacturing records, data, analyses and drawings used by the Business, sales, purchasing, technical, Key Employee personnel files, and labor relations records, but excluding all accounting, financial, and tax records of Seller, other than those records or portions thereof which Seller, after consultation with Purchaser, determines as being necessary to the ongoing management of the Business.

         (k) Personnel. Schedule 1.1(k) sets forth a complete list of those employees and consultants of Seller who are allocated to the Business as of the Closing who are a necessary and conditional part of this transaction ("Key Employees"), such that prior to Closing all Key Employees shall have executed employment contracts or other retention and non-competition agreements with Purchaser, in form and substance satisfactory to and in the sole discretion of Purchaser, and whose employment by Seller shall terminate as of the Closing; provided, that, (i) it shall not be a condition of Closing that the Belgian Key Employees (as hereinafter defined) shall have executed employment contracts or other retention and non-competition agreements with Purchaser prior to Closing, and (ii) Seller shall not be responsible for securing Purchaser's employment of any of the Belgian Key Employees, and in the event that any of the Belgian Key Employees do not enter into employment contracts or other retention and non-competition contracts with Purchaser, Purchaser shall have no recourse or claim against Seller with respect to same.

    1.2 It is the intent of Purchaser and Seller that all assets of Seller which are used by the Business are included in this transaction and will be sold to Purchaser.

    1.3 Assets and Obligations Not Being Transferred: There are expressly excluded from the Purchased Assets to be transferred, conveyed and assigned to Purchaser the following (the "Excluded Assets"):

         (a)   The corporate minute books and stock record books of Seller.

         (b) Cash and cash equivalents and cash items of any kind whatsoever of Seller, all certificates of deposit, money market instruments, bank balances and rights in and to bank accounts, commercial paper and marketable securities owned by Seller.

         (c) The premises occupied by the Business as of the Closing and all other real property legally or beneficially owned or leased by Seller and any records with respect thereto, if any.

         (d) Seller's technology, including but not limited to patents, know-how, technical information and other data, and other licenses, permits and authorizations, which has not been used by the Business, as set forth in Section 1.1.

         (e) All of Seller's right, title and interest in or arising under or in connection with any policy of insurance and certificate issued with respect thereto.

         (f) Those certain other assets, properties, prepaid expenses and accrued income of Seller, if any, and Seller's equipment inventory, described and identified in Schedule 1.3(f) which are identified or otherwise attributable to each of the contracts of the Business, the performance of which is not being assumed by Purchaser under this Agreement or which are not otherwise assigned by Seller to Purchaser hereunder.

         (g) All pension, profit-sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, accrued commissions, savings, 401(k), severance, disability, hospitalization, health insurance, medical insurance, life insurance, fringe benefit, welfare and other employee benefit plans, programs or arrangements and the assets thereof of Seller or to which any employees of Seller (including, without limitation, personnel of the Business) may be entitled.

         (h) All other assets of Seller which are not expressly transferred pursuant to Article 1.1, Transfer of Assets, hereof.


2.  Liabilities and Obligations
    ---------------------------

    2.1 Liabilities Assumed: Simultaneously with the transfer, conveyance and assignment to Purchaser of the Purchased Assets, Purchaser shall assume only the following liabilities and obligations of Seller (the "Assumed Liabilities"):

         (a) All contractual performance liabilities and obligations of Seller arising under Contracts and Orders after the Closing; provided, however, that (i) Purchaser shall not assume financial responsibility for the costs to correct defects and/or functionality deficiencies in (x) products of the Business manufactured or supplied, (y) products sold or (z) services performed by Seller under the Contracts and Orders ("Warranty Work"), and (ii) Purchaser shall assume all contractual performance liabilities and obligations of Seller that arose, or may arise, out of any of the customer contracts specified on
               Schedule 2.1(a) hereof at any time prior to the Closing, including financial responsibility for the costs to correct any of the defects and/or functionality deficiencies referred to in Sections 2.1(a)(i)(x), (y) and (z) hereof.

         (b) Except for liabilities arising out of or related to events occurring and/or Products manufactured and/or delivered prior to Closing, all liabilities, if any, to persons for bodily injury or property damage occurring in connection with any of the Purchased Assets at any time after the Closing, and upon valid tender by Seller to Purchaser of any such claim, demand, suit, process or action alleging liability herein assumed by Purchaser, Purchaser shall at its own cost and expense defend, indemnify and hold harmless Seller with respect to such claim, demand, suit or action.

         (c) All liabilities and obligations of Seller with respect to the Purchased Assets, including litigation, suits, claims, demands or governmental proceedings, based on facts arising after the Closing.

         (d) Purchaser shall be responsible for all obligations under the equipment leases set forth on Schedule 1.1(d) hereof that are marked for employees or agents of Seller hired or retained by Purchaser from and after the Closing or, if later, from and after the date of such hiring or retention by Purchaser, pro rated to the actual date, and, except for liabilities and / or obligations related to events occurring prior to such date, Purchaser shall hold Seller harmless from obligations of every kind related thereto.

    2.2  Obligations Not Being Assumed:

         (a) Except as specified in Article 2.1 and Article 9 hereof, assumes no other liabilities or obligations.

         (b) All obligations and liabilities for taxes measured by Seller's gross receipts or income or payroll taxes or any deficiencies, interest and/or penalties in connection therewith, or taxes arising in connection with Seller's possession, use, ownership or operation of the Purchased Assets prior to the Closing and/or the business and operations of Seller prior to the Closing, shall remain the sole responsibility of Seller.

         (c) All obligations and liabilities of Seller relating to the Excluded Assets referred to in Article 1.3 herein shall remain the sole responsibility of Seller.

         (d) All liabilities, if any, to persons for bodily injury or property damage occurring in connection with any of the Purchased Assets at any time prior to the Closing shall remain the sole responsibility of Seller, and upon any tender by Purchaser to Seller of any such claim, demand, suit, process or action alleging any liability herein retained by Seller, Seller shall at its own cost and expense defend, indemnify and hold harmless Purchaser in respect to such claim, demand, suit or action as described in Article 9 hereof.

         (e) Obligations of Seller to personnel of the Business arising and/or accrued to, but not after, the Closing under all applicable employee compensation, insurance and benefit plans including, but not limited to, incentive compensation, deferred compensation, severance, hospitalization or other medical (including retiree medical), pension, savings and retirement plans, unpaid vacation or un-used sick leave remain the sole responsibility of Seller unless such obligation is specifically identified by name and amount as part of the Purchased Assets or Assumed Liabilities.

         (f) All liabilities and obligations of Seller with respect to the Purchased Assets, including accounts payable, litigation, suits, claims, demands, or governmental proceedings, based on facts arising prior to the Closing or resulting from Products manufactured, supplied or sold, or services rendered by, Seller prior to the Closing, (except as otherwise provided herein with respect to the Contracts set forth on Schedule 2.1(a)) shall remain the sole responsibility of Seller (these obligations and liabilities, together with all the other obligations and liabilities which are not Assumed Liabilities are hereinafter referred to as the "Excluded Liabilities").


3. Purchase Price, Method of Payment
   ---------------------------------

         Purchaser, as full payment for the Purchased Assets, shall pay to Seller the sum of Two Million Dollars ($2,000,000) (the "Purchase Price"), to be paid as follows: The sum of Two Million dollars
         ($2,000,000) at the Closing Date in cash by bank-confirmed wire transfer to the account of Seller as follows:

                                Fleet Bank, N.A.
                                   NA CHIP 032
                         ABA#: 021200339 FLEET BANK USA
                               ACCT#: 31620-11455
                             BASE TEN SYSTEMS, INC.

4.  Seller's Representations and Warranties.
    ----------------------------------------

Seller hereby represents and warrants to Purchaser as follows:

    4.1 Existence and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and is qualified to do business and is in good standing in every jurisdiction where the failure to be so qualified would have a material adverse effect upon the Seller .

    4.2 Authority of Seller; Consents. The execution, delivery and consummation of this Agreement and the transactions contemplated hereby by Seller has been duly authorized by its Board of Directors in accordance with all applicable laws and the Certificate of Incorporation and Bylaws of Seller, and no further corporate action will be necessary on the part of Seller to make this Agreement valid and binding upon Seller and enforceable against Seller in accordance with its terms. No approval or consent of any person, shareholder(s), firm or governmental agency, division or office is required to be obtained by Seller for the authorization of this Agreement or the consummation of the transactions contemplated by this Agreement (except with respect to the assignment of Contracts to Purchaser by Seller set forth in Section 1.1(f)).

    4.3 No Conflicts. The execution and delivery of this Agreement, the consummation of this transaction and/or the fulfillment of the terms and provisions of this Agreement will not constitute a default under or conflict with any judgment, decree or order or award of any court or other governmental body, or any agreement or understanding to which Seller is a party or to which any of the Assets are subject.

    4.4 Title to Assets; Condition of Assets. Seller has good and marketable title to all of the Purchased Assets being transferred to Purchaser hereunder. Title to the Purchased Assets will be transferred to Purchaser free and clear of all liens, claims, security interests, and encumbrances excluding contractually-required source code escrows with all customers identified in Schedule 4.4, and with respect to which escrows are not covered by Contracts identified in Schedule 1.1(f), copies of such source code escrow agreements shall be attached hereto.

    4.5 Intellectual Property. Seller is the sole and exclusive owner of all of the Intellectual Property, free and clear of all Liens except to the extent reflected in Section 4.4 hereinabove. Set forth on Schedule 1.1(h) is a listing by filing office, registration number and filing date of all Intellectual Property that is registered or filed in, or issued by, the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of any other countries or any state, which offices are identified on said Schedule, and those so registered or filed in, or issued by, have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the pertinent countries and states. Seller is not obligated to pay any amount, whether as a royalty, license fee or other payment, to any person to use any of the Intellectual Property used with the Products and transferred hereunder. Seller's use to the Closing Date and Purchaser's use for purposes of the Business thereafter of the Intellectual Property does not and shall not infringe upon the patent, registered copyright, trademark, service mark, or trade name of any third party, and Seller has received no notice of any such infringement. None of the Intellectual Property has been assigned or transferred, in whole or in part, to any third party. To the best of Seller's knowledge (i) no other person, firm or entity has infringed or is infringing upon Seller's rights to any of the Intellectual Property, and (ii) no action is presently planned or pending against any person, firm or entity to protect or enforce any right of Seller in and to the Intellectual Property, except in either case as listed in Schedule 4.5.

    4.6 Litigation. There is no litigation, arbitration, proceeding or controversy known to Seller which is pending before any court or governmental authority, or arbitrator or board of arbitrators, to which Seller is a party, affecting the Products or the Purchased Assets as of the date hereof. There is no action, suit or proceeding threatened or pending before any court or governmental authority which would give Seller the right to rescind or enjoin this transaction. To Seller's knowledge, there is no administrative or government agency proceeding or review of the Products, nor (i) any administrative action or review threatened against Seller in connection with the Products or Seller's production or marketing of the Products, or (ii) any pending or planned recall, whether voluntary or involuntary, of any of the Products.

    4.7 Products and Warranties. There is, to the best of Seller's knowledge, no pending legislation, ordinance or regulation which if adopted or enacted would have a materially adverse effect upon the Products. The Products conform in all material respects to all literature, product descriptions, or other Products-pertinent written material of Seller, and any Products warranty granted by Seller therewith.

    4.8 Confidential Information. Seller has exerted, and will, to the extent specified in Article 6.2 below, continue to exert, its best effort to maintain the confidentiality of the Intellectual Property, and Seller has not sold, transferred, assigned, licensed or disclosed any such Intellectual Property to any third party, except to its employees, independent contractors, affiliates and customers as necessary in the ordinary course of its operation of its business under obligation of confidentiality.

    4.9 Compliance with Laws. The Products are in compliance in all material respects with all applicable Federal, State and local rules, laws and regulations in effect as of the date of this Agreement.

    4.10 Misstatements or Omissions. No representations or warranties made by Seller in this Agreement contain or will contain as of the Closing Date any untrue statement of a material fact, or omit or will omit as of the Closing Date to state a material fact necessary to make the statements of facts contained therein not materially misleading. All statements made and data presented by Seller in any certificate, Schedule, Exhibit, chart, list, letter, compilation or other document provided to Purchaser constituting a Schedule or Exhibit attached to this Agreement are deemed to be representations and warranties made by Seller to Purchaser under this Agreement.

    4.11 Absence of Undisclosed Liabilities. Except as and to the extent of the amounts specifically reflected in the Contracts assumed by Purchaser, Seller does not have any liabilities or obligations of any nature whatsoever, due or to become due, accrued, absolute, contingent or otherwise, relating in any manner to the Purchased Assets and Assumed Liabilities except for liabilities and obligations incurred in the ordinary course of business.

    4.12 Accounts Receivable. All receivables included as part of the Business have arisen from bona fide transactions in the ordinary course of business, represent valid obligations, and shall be fully collected in the aggregate face amounts thereof and are owned by Seller and will be transferred to Purchaser free of all claims.

    4.13 Balance Sheet. The August 31, 2000 Balance Sheet used by the parties for initial discussion purposes only ("the Balance Sheet") was prepared from the books and records of Seller and is complete and correct in all material respects and is attached hereto as Schedule 4.13.

5.  Representations and Warranties of Purchaser.
    -------------------------------------------

    Purchaser represents and warrants to Seller as follows:

    5.1 Existence and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is qualified to do business and is in good standing in every jurisdiction where the failure to be so qualified would have a material adverse effect upon the Seller .

    5.2 Authority of Purchaser; Consents. The execution, delivery and consummation of this Agreement and the transactions contemplated hereby by Purchaser has been duly authorized by its Board of Directors in accordance with all applicable laws and the Certificate of Incorporation and Bylaws of Purchaser, and no further corporate action will be necessary on the part of Purchaser to make this Agreement valid and binding upon Purchaser and enforceable against Purchaser in accordance with its terms. No approval or consent of any person, firm or governmental agency, division or office is required to be obtained by Purchaser for the authorization of this Agreement or the consummation of the transactions contemplated by this Agreement.

    5.3 No Conflicts. The execution and delivery of this Agreement, the consummation of Agreement will not constitute a default under or conflict with any judgment, decree or order or award of any court or other governmental body, or any agreement or understanding to which Purchaser is a party.

    5.4 Litigation. To the best of Purchaser's knowledge there are no actions, suits or proceedings threatened or pending before any court or governmental authority which would give Purchaser the right to rescind or enjoin this transaction.


6.       Covenants of the Parties.
         ------------------------

    6.1 Seller's Covenant Not To Compete. Seller will not, from the Closing Date, directly or indirectly engage in any of the following conduct:

         (a) Solicit customers or potential customers of Purchaser, or sell distribute, deliver or market any of the acquired Business or Products of Purchaser, or any product which is similar to or competes with or performs substantially the same functions as the acquired Business or Products produced by Purchaser (except as they pertain to the Clinical Products or the Clinical Business (each as hereinafter defined) to the customers or potential customers of Purchaser either on their own behalf or on behalf of any person, firm, partnership, association or corporation other than Purchaser;

         (b) Financially or otherwise, on its own behalf, or as a contractor, consultant, owner, or in any other capacity for any person, firm, partnership, association or corporation, other than Purchaser, participate in any kind of business venture (i) which is engaged in the same Business as Purchaser, and/or (ii) which markets, sells or seeks to sell one or more products which is similar to or competes with or performs substantially the same functions as the acquired Business or Products of Purchaser to the customers or potential customers of Purchaser (except with respect to Clinical Products or the Clinical Business) ; or

         (c) For a five (5) year period following the Closing Date solicit or cause to be solicited on behalf of themselves individually and/or collectively or on behalf of any person or entity other than Purchaser (i) any Key Employee who is employed by Purchaser at the time of Closing or (ii) any other person who is employed by Purchaser and/or any of its Affiliates. For purpose of this Agreement, "Affiliates" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; and "Person" means any individual, partnership, corporation, limited liability entity, trust, joint venture, unincorporated organization or other entity.

    6.2 Purchaser's Covenant Not To Compete. Purchaser hereby agrees that it will not for a period of two (2) years following the Closing Date, directly or indirectly, engage in any of the following conduct as it pertains to the Seller's business of developing, producing, manufacturing and selling software for the automation of clinical trials processes (the "Clinical Products"), including, without limitation, processes that support the supply of Clinical Products to clinical trials, from the receipt of raw materials, through shipping and distribution of packaged product (the "Clinical Business"):

         (a) Solicit customers or potential customers of Seller's Clinical Business, or sell distribute, deliver or market any of the Clinical Products of Seller, or any product which is similar to or competes with or performs substantially the same functions as Clinical Products produced by Seller, to the customers or potential customers of Seller either on their own behalf or on behalf of any person, firm, partnership, association or corporation other than Seller; and

         (b) Financially or otherwise, on its own behalf, or as a contractor, consultant, owner, or in any other capacity for any person, firm, partnership, association or corporation, other than Seller, participate in any kind of business venture (i) which is engaged in the same Clinical Business as Seller, and/or (ii) which markets, sells or seeks to sell one or more products which is similar to or competes with or performs substantially the same functions as the Clinical Business or Clinical Products of Seller to the customers or potential customers of Seller.

    6.3 Confidentiality. Seller hereby acknowledge Purchaser's lawful right to protect its confidential information. For purposes of this Agreement, "Confidential Information" shall mean customer lists, customer contact names, Intellectual Property, new Product information as of Closing Date, Product design information, Product process information, cost lists, and trade secrets related to the Business. Excluded from "Confidential Information" shall be any information which is (a) in the public domain as of the date of Closing or which becomes public thereafter through no action of the party hereto claiming the exception, (b) already known as of the Closing Date by the party claiming the exception, and/or (c) received by the party claiming the exception from a third party which is not, to the extent the party claiming the exception's reasonable inquiry can determine, under obligation of confidentiality to the other party hereto with respect to the claimed excluded information. Accordingly, except with respect to Seller's filings and disclosures with Federal, State and/or local regulatory agencies, shareholders, securities exchanges and/or markets, Seller agrees not to reveal to any person any Confidential Information or any other information relating to the Business and or Products which either belongs to Purchaser or to third parties without the prior written consent of Purchaser which may be withheld for any reason nor to use any such Confidential Information in whole or in part for themselves individually, jointly or for the benefit of others.

    6.4 Enforcement. Seller and Purchaser hereby agree that in the event of breach or attempted breach of any of the covenants contained in this
         Article 6 will cause the other party irreparable loss and injury which is not susceptible of monetary compensation. Seller and Purchaser each hereby agree that such provisions may be enforced by the other party by injunctive relief and hereby further consent to the issuance thereof. Such relief shall be in addition to any other rights at law or in equity to which a party may be entitled.

    6.5 Notice to Customers. Seller, if requested by Purchaser, for a period of three (3) months after the Closing Date, agrees to reasonably assist Purchaser in notifying (including by means of visits to customers), at the expense of Purchaser, Seller's customers for the Products and certain third parties identified by Purchaser, of the transfer to Purchaser of Seller's rights and interest in, to and under the backlog, contracts, commitments, letters of intent and proposals of Seller included in the Purchased Assets.

    6.6 Transfer Taxes. All sales, value added, use, transfer, registration, stamp and similar taxes imposed in connection with the transactions contemplated hereby shall be borne by Seller. Notwithstanding the foregoing, Seller hereby represents and warrants that no bulk sales tax is payable in connection with the transactions contemplated hereby and that there are no claims of creditors in the nature of bulk sales which are pending or threatened and that Seller knows of no basis for such a claim.

    6.7 Intellectual Property. Purchaser hereby agrees to assume all costs of, and responsibility for, (i) recording the assignments of the Intellectual Property listed on Schedule 1.1(h) hereof, and (ii) renewing the registrations of all such Intellectual Property. Seller hereby agrees to execute all assignments related to such Intellectual Property that is prepared, and presented to Seller, by Purchaser, and to reasonably cooperate with Purchaser to facilitate Purchaser's efforts to record such assignments and renew such registrations.

7. Condition Precedent to Closing.
   ------------------------------

    7.1 Purchaser's obligation to consummate the transactions contemplated herein shall be subject to the following conditions precedent each of which must be fulfilled prior to Purchaser being obligated to consummate the transactions contemplated herein. If any of the following conditions precedent are not fulfilled on or before Closing Date, or if Purchaser, in Purchaser's reasonable discretion, determines that any of the following conditions precedent are not capable of being fulfilled on or before Closing Date, then Purchaser may terminate this Agreement without any liability to Seller or any other party:

         (a) As of the Closing Date, Purchaser shall have received from all Key Employees executed employment contracts or other retention and non-competition agreements, in form and substance satisfactory to and in the sole discretion of Purchaser.

         (b) The representations and warranties of Seller set forth herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, and Purchaser shall have received a certificate signed by an officer of Seller to that effect at Closing.

         (c) Seller shall have performed all obligations required to be performed by it under this Agreement prior to the Closing and Purchaser shall have received a certificate signed by an officer of Seller to that effect at Closing.

         (d) Purchaser shall have received appropriate evidence of all necessary corporate action by Seller in connection with the transactions contemplated by this Agreement, to consist of certified copies of resolutions duly adopted by the Board of Directors of Seller, approving the transactions contemplated by this Agreement and authorizing the execution, delivery and performance by Seller of this Agreement and certificates as to the incumbency and authority of officers of Seller executing this Agreement and any instrument, or other document delivered in connection with the transactions contemplated hereby.

         (e) Purchaser shall have received an opinion of counsel for Seller dated the date of the Closing and addressed to Purchaser to the effect that:

               (i) Seller is a corporation validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted;

               (ii) Seller has full corporate  power,  authority and legal right to execute and deliver, and to carry out the transactions contemplated by this Agreement and the agreements, documents and instruments to be executed and delivered by Seller hereto; all corporate actions required to be taken by or on the part of Seller to authorize it to execute and deliver this Agreement and such documents and instruments, and to consummate the transactions as contemplated thereby, have been duly and validly taken, and this Agreement and the documents and instruments to be executed and delivered by Seller pursuant thereto have been duly and validly authorized, executed and delivered by Seller and constitute the valid and binding obligation of Seller enforceable in accordance with their respective terms.

               (iii)The execution  and delivery by Seller of this  Agreement and the agreements, documents and instruments to be executed and delivered by Seller pursuant hereto, the consummation by Seller of the transactions contemplated thereby and compliance by Seller with the provisions thereof will not conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of Seller, or to the best of such Counsel's knowledge violate any court order, writ, injunction or decree applicable to Seller or any of its properties or assets.

               (iv) Such counsel is not aware of actions,  suits or  proceedings pending or threatened, before any court against Seller which seek to prevent the consummation of the transactions contemplated by this Agreement.

               (v) Such counsel is not aware of any orders of any court or governmental agency that will be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement. Such counsel is not aware of any action, suit or other proceeding that is pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

         (f) As of the Closing Date, Seller will have obtained all other necessary consents and approvals of all persons, firms, entities and governmental authorities, if any, required by this Agreement.

         (g) Purchaser shall have received the approval of its Board of Directors to consummate the transaction contemplated herein.

    7.2 Seller's obligation to consummate the transactions contemplated herein shall be subject to the following conditions precedent each of which must be fulfilled prior to Seller being obligated to consummate the transactions contemplated herein:

         (a) The representations and warranties of Purchaser set forth herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, and Seller shall have received a certificate signed by an officer of Purchaser to that effect at Closing.

         (b) Purchaser shall have performed all obligations required to be performed by it under this Agreement prior to the Closing and Seller shall have received a certificate signed by an officer of Purchaser to that effect at Closing.

         (c) Seller shall have received appropriate evidence of all necessary corporate action by Purchaser in connection with the transactions contemplated by this Agreement, to consist of certified copies of resolutions duly adopted by the Board of Directors of Purchaser, approving the transactions contemplated by this Agreement and authorizing the execution, delivery and performance by Purchaser of this Agreement and certificates as to the incumbency and authority of officers of Purchaser executing this Agreement and any instrument, or other document delivered in connection with the transactions contemplated hereby.

         (d) Seller shall have received an opinion of counsel for Purchaser dated the date of the Closing and addressed to Seller to the effect that:

               (i) Buyer is a corporation validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

               (ii) Buyer has full corporate power, authority and legal right to execute and deliver, and to carry out the transactions contemplated by this Agreement and the agreements, documents and instruments to be executed and delivered by Purchaser hereto; all corporate actions required to be taken by or on the part of Purchaser to authorize it to execute and deliver this Agreement and such documents and instruments, and to consummate the transactions as contemplated thereby, have been duly and validly taken, and this Agreement and the documents and instruments to be executed and delivered by Purchaser pursuant thereto have been duly and validly authorized, executed and delivered by Purchaser and constitute the valid and binding obligation of Purchaser enforceable in accordance with their respective terms.

               (iii)The  execution  and delivery by Purchaser of this  Agreement and the agreements, documents and instruments to be executed and delivered by Purchaser pursuant hereto, the consummation by Purchaser of the transactions contemplated thereby and compliance by Purchaser with the provisions thereof will not conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of Purchaser, or to the best of such Counsel's knowledge violate any court order, writ, injunction or decree applicable to Purchaser or any of its properties or assets.

               (iv) Such counsel is not aware of actions,  suits or  proceedings pending or threatened, before any court against Purchaser which seek to prevent the consummation of the transactions contemplated by this Agreement.

               (v) Such counsel is not aware of any orders of any court or governmental agency that will be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement. Such counsel is not aware of any action, suit or other proceeding that is pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

         7.3 The parties shall further deliver such additional documents, resolutions, certificates and instruments as any party or its counsel reasonably requests to facilitate the consummations of the transaction contemplated hereby.

8. Closing.
   -------

The Closing shall take place at the office of Seller in Norwalk, Connecticut at 1:00 a.m. local time on October 10, 2000 or such later date as the parties shall mutually agree in writing (the "Closing Date"). By mutual agreement, the Closing may be conducted by facsimile exchange of documents with originals dispatched by courier on the date of Closing.

    8.1  Deliveries of Seller at Closing.

         (a) Such bills of sale, assignments and other instruments of transfer required to effectively transfer and assign good and marketable title to all of the Purchased Assets to Purchaser in accordance with this Agreement;

         (b) All other necessary consents and approvals of all persons, firms, entities and governmental authorities required by this Agreement;

         (c) Certified copies of resolutions duly adopted by the Board of Directors of Seller approving this Agreement and the transactions contemplated hereby;

         (d)   Recordable   assignments   to   Purchaser   of   all   registered
               Intellectual Property in a form which may be registered with a public office to transfer good title thereto;

         (e)   The opinion of counsel per the provisions of Article 7.1 hereof.

         (f) Delivery of all Purchased Assets to a place designated by Purchaser.

    8.2  Deliveries of Purchaser at Closing.

         (a) Payment of the Purchase Price, in accordance with Article 3 hereof;

         (b) The opinion of counsel and such other documents and instruments as are specified in Article 7.2 hereof.


    8.3  Post-Closing Obligations of Purchaser

         Purchaser shall, following the Closing, give to Seller and its authorized representatives such access, during normal business hours and upon prior notice, to such books and records constituting the Purchased Assets, in connection with the preparation and filing of tax returns for periods prior to the Closing Date and to make extracts and copies of such books and records with respect thereto at the expense of Seller. Purchaser agrees that it shall not destroy or cause to be destroyed, for a period of three years after the Closing Date, any such books or records.

9. Indemnifications; Survival of Representations and Warranties and Indemnifications.
   -----------------------------------------------------------------

    9.1 Indemnification by Seller. Seller agrees to defend, indemnify and hold Purchaser and its officers, directors, employees, shareholders, agents, legal representatives, Affiliates, successors and assigns, harmless of, from and against any loss, claim, damage, liability, penalty or other cost or expense (including reasonable attorneys' fees and costs) incurred or sustained by any of them, at any time, on account of or relating to:

         (a) Any misrepresentation by Seller hereunder, or the breach by Seller of any term, warranty, covenant, or agreement contained in this Agreement or other document delivered pursuant hereto; or

         (b)   Except  with  respect  to the  customer  contracts  specified  on
               Schedule 2.1(a) hereof, Products manufactured by Seller sold prior to the Closing Date, and any warranty granted by Seller, whether express or implied, with respect to such Products, including

               (i) The implied warranties of merchantability and fitness for a particular purpose, and

               (ii) Any  action  in  which  it  is  alleged   that  any  Product
                    manufactured by Seller prior to the Closing Date was is unsafe, inherently dangerous or defectively designed, manufactured or packaged; or

               (iii)The alleged  infringement  by the  Intellectual  Property of
                    the  patent,   trademark,   service  mark,  trade  name,  or
                    registered copyright of any third party.

    9.2 Indemnification by Purchaser. Purchaser hereby agrees to defend, indemnify and hold Seller and its employees, agents, legal representatives, affiliated entities, successors and assigns, harmless of, from and against any loss, claim, damage, liability, penalty or other cost or expense (including reasonable attorneys' fees and costs) incurred or sustained by any of them, at any time, on account of or relating to:

         (a) Any material misrepresentation by Purchaser hereunder, or the breach by Purchaser of any term, warranty, covenant, or agreement contained in this Agreement or other document delivered pursuant hereto; or

         (b)   The  ownership  and/or  operation by  Purchaser of the  Purchased
               Assets and/or any part thereof, its business and affairs following the Closing Date, including, without limitation, any and all materials, products (including the Products), goods or services, manufactured, processed, assembled, sold, supplied, generated, transported, delivered or placed in commerce by Purchaser following Closing Date.

    9.3 Claim Procedure. If any claim is asserted after the signing of this Agreement against either Seller or Purchaser for which indemnification may be sought under the provisions of this Section 9, Seller or Purchaser shall promptly notify the other in writing of such claim and the indemnifying party shall thereafter undertake the defense of such claim, with counsel acceptable to the indemnified party, which will not be unreasonably withheld; provided, that, if Seller is the indemnifying party and such counsel is determined by Seller's insurance carrier, the determination by such insurance carrier shall be final. If the party responsible for indemnifying the other party hereunder does not promptly undertake the defense of any claim hereunder, then the indemnified party may undertake the defense of such claim itself, with counsel of its or his own choosing, and the indemnifying party shall reimburse the indemnified party for all costs and expenses, including court costs and reasonable attorneys fees, incurred by such party in defending and resolving such claim, which shall be reimbursed from time to time upon the indemnified party giving the indemnifying party an invoice for the same. Both parties agree to provide the other party such assistance as the other party may reasonably request in order to defend, settle or compromise any claim hereunder, and neither party shall settle or compromise any claim under this Section without the consent of the other party, which consent shall not be unreasonable withheld.

    9.4 Survival of Representations. The representations, warranties, and agreements of the Parties contained in this Agreement and the Schedules hereto or in any instrument or document furnished in connection with this Agreement or the transaction contemplated hereby shall survive the Closing and any investigation at any time made by or on behalf of any Party and, unless otherwise specially provided to the contrary, shall continue in full force and effect for a period of three (3) years from the Closing Date, provided, however, that any claims asserted in writing prior to the expiration of the survival period shall survive until finally resolved and satisfied in full.

10. Belgian Key Employees and Use of Belgian Facilities.
    ----------------------------------------------------

    10.1 Use of Leased Belgian Employees. Seller shall lease to Purchaser the employees of Seller listed on Schedule 10.3 hereof, who are primarily based in Seller's Belgium offices (the "Leased Belgian Employees"), on the terms and conditions set forth herein.

    10.2 Use of Seller's Facilities. Seller shall permit Purchaser to occupy the portion of Seller's office facility in Belgium (the "Belgium Office") as was previously utilized by the Leased Belgian Employees, on the terms and conditions set forth herein.

    10.3 Purchaser's Reimbursement of Seller. Purchaser shall pay Seller $71,101.00 per calendar month (or pro-rata or any portion of a calendar month based upon actual days assuming a month of thirty (30)
           days) for Purchaser's use of the Leased Belgian Employees and the Belgium Office, which includes occupancy payments for the portion of the Belgium Office and all other customary and related office expenses, including, without limitation, utilities, local telephone use, office machinery and office supplies, utilized by the Leased Belgian Employees or employees or agents of Purchaser, as set forth on Schedule 10.3 hereof (the "Belgium Costs"), and shall reimburse Seller for any travel and out-of-pocket expenses incurred by Seller after Closing as a result of reimbursing the Leased Belgian Employees for such expenses; provided, that, all business related travel expenses and other out of pocket expenses ("Approved Expenses") must be agreed upon and approved by Purchaser and Seller (with Seller acting through the Chief Executive Officer of Seller ("Seller's CEO") or through such other employee of Seller as may be determined by Seller's CEO). Seller shall not be required to issue invoices to Purchaser for payment of the Belgium Costs; provided, that, Seller shall submit invoices to Purchaser for all Approved Expenses that are incurred by any Leased Belgian Employee and paid by Seller, and Purchaser shall reimburse Seller for such amounts no later than 30 days after the date of such invoice. Purchaser shall pay the Belgium Costs to Seller no later than the 20th day of the month prior to such calendar month, except that for the month of October 2000, Purchaser shall pay the Belgium Costs to Seller no later than October 16, 2000.

    10.4 Termination. In the event that Purchaser terminates its use of the Belgium Office or any of the Leased Belgian Employees, Purchaser shall pay to Seller the pro rata portion of the monthly costs owed to Seller, based on a 30 day month, on the date of termination (the "Termination Balance"). However, such pro-ration of the Belgium Costs shall continue to be incurred by the Purchaser day for day until there is a complete vacation of the Belgium Office and termination of the occupancy by Purchaser.

    10.5   Indemnification.

         (a) Purchaser will indemnify, defend and save harmless Seller from and against any and all loss, damage, injury and property liability and all claims or suits therefor by third parties, employees or agents of Purchaser or by any Leased Belgian Employee, when such loss, damage or liability is alleged to have arisen from the performance of the Leased Belgian Employees while assigned to Purchaser pursuant to this Article 10.

         (b) With respect to Purchaser's occupancy of a portion of the Belgium Office, as set forth herein, Purchaser shall, to the fullest extent permitted by applicable law, indemnify and hold harmless Seller for and against any and all claims, demands, damages, losses, liabilities, costs or expenses (including, without limitation, attorneys' fees and expenses) (collectively, "Occupancy Related Costs") incurred or suffered by Seller as a result of Purchaser's occupancy of the Belgium Office, including any injuries suffered by any employees or invitees of Purchaser, including the Leased Belgian Employees, on the premises and any damage to property caused by any employees or invitees of Purchaser, including the Leased Belgian Employees. Purchaser shall ensure that all employees and invitees of Purchaser, including the Leased Belgian Employees, shall follow all reasonable rules of conduct and deportment on the premises, and neither Purchaser nor Purchaser's employees, including the Leased Belgian Employees, shall take any action in violation of applicable law relating to the premises. The indemnity contained in this Section 10.5(b) shall not relate to claims or liabilities that arise out of or relate to the acts, errors or omissions of Seller, its employees (except the Leased Belgian Employees) and invitees.

         (c) In no event shall either Seller or Purchaser be liable to the other for claims of indirect, special, incidental or consequential damages of any kind or nature arising out of or related to the provisions provided in this Section 10.5.

    10.6 Compensation of Leased Belgian Employees. For so long as Purchaser continues to lease the Leased Belgian Employees from Seller (the "Term"), Seller shall provide for and/or pay the Leased Belgian Employees the compensation, employee benefits, workers' compensation benefits, bonuses in accordance with Seller's normal practices and Approved Expenses which are earned, accrued or incurred by or become payable to such Leased Belgian Employees with respect to their employment by Seller during the Term under Seller's applicable plans, programs, policies and procedures or which are required by law. Purchaser shall reimburse Seller for all such approved business related travel expenses which are incurred by any Leased Belgian Employee during the Term.

    10.7 Employment Taxes. Seller shall be responsible for any withholding or employment taxes with respect to any Leased Belgian Employees which accrue or become payable with respect to such employee's employment by Seller during the Term.

    10.8 Replacement of Employees. Seller shall have no obligation to replace any Leased Belgian Employee if such employee terminates his employment with Seller, or has his employment terminated by Purchaser, during the Term.

    10.9 Intellectual Property. For the purposes of this Section, any inventions, discoveries, improvements, designs, written materials, computer programs, developed in the course of the provision of Leased Employee Services by any of the Leased Belgian Employees during the Term relative to the Business which belongs to the Seller is referred to herein as the "Seconded Leased Belgian Employee Intellectual Property." Seller hereby assigns to Purchaser all of its rights, title and interest in any Seconded Leased Belgian Employee Intellectual Property.

    10.10 Offers of Employment. At any time on or before January 2, 2001 (unless otherwise agreed upon by the parties hereto), Purchaser may negotiate with, and offer employment to, the Leased Belgium Employees.

    10.11 Leased Personal Property. In the event Purchaser enters into an employment contract or other retention agreement with a Leased Belgian Employee, the equipment relating to such Leased Belgian Employee, as set forth on Schedule 1.1(b) hereof, shall be transferred and assigned to Purchaser, with full rights and title to thereto, at such time, without any additional compensation to Seller. Seller shall provide Purchaser with an appropriate bill of sale for said equipment at such time. At such time as Purchaser hires or otherwise retains any Leased Belgian Employee, Purchaser shall assume the lease for such Leased Belgian Employee's vehicle, if any, as set forth on Schedule 1.1(d) hereof. The salary and vehicle lease of any Leased Belgian Employee who is hired or otherwise retained by Purchaser shall be eliminated from Schedule 11.1 hereof (i) upon Purchaser hiring or otherwise retaining such Leased Belgian Employee, or (ii) at such time as such Leased Belgian Employee's status as a leased employee otherwise terminates.

11. Miscellaneous.
    -------------

    11.1 Seller shall subcontract to Purchaser, on the terms hereinafter set forth, all of Seller's performance requirements under each of the customer contracts set forth on Schedule 11.1 hereof and any contracts so added pursuant to Section 1.1(f) hereof (the "Subcontracted Contracts").

         (a) Purchaser shall perform the Subcontracted Contracts in accordance with their respective terms.

         (b) Purchaser shall, at its election, which may be a separate election as to each Subcontracted Contract, either (i) directly invoice customers under each Subcontracted Contract for Purchaser's own account, and Purchaser shall retain all funds received from such customers under such agreements, or (ii) furnish complete invoices relating to Subcontracted Contracts to Seller for Seller to promptly render to such respective customers, and Seller shall, upon receipt of any funds from any such customer, promptly remit such amounts, in full, to Purchaser.

         (c) Purchaser shall be solely responsible for all direct performance liabilities and obligations of Seller that arose, or may arise, out of any Subcontracted Contract at any time before, on, or after the Closing Date, including financial responsibility for the costs to correct defects and/or functionality deficiencies in
               (i) products of the Business manufactured or supplied, (ii) products sold, or (iii) services performed by Seller under any such Subcontracted Contract. Notwithstanding such assumption of liability under any Subcontracted Contract for direct damages and for incidental, indirect, special or consequential damages of any kind or nature (the "Subcontracted Contract Damages"), regardless of the form of action, Purchaser shall not be responsible for any Subcontracted Contract Damages incurred before, on, or after the Closing Date; provided, that, for all Subcontracted Contract Damages arising out of any Subcontracted Contract, Purchaser shall be liable only to the extent of the lesser of (y) $250,000, and (z) the total amount of fees received by Purchaser from such customer for the products and services provided by Purchaser to such customer under the scope of work of such Subcontracted Contract as in effect as of the Closing Date. Seller shall defend, indemnify and hold Purchaser harmless from all liabilities in excess of the foregoing limitation of liability and Purchaser, its parent(s) and subsidiaries shall be named as an additional insured under the Software Errors and Omissions Insurance Policy maintained by Seller to the extent of said indemnity obligation. Seller or its insurer, shall provide Purchaser with evidence of such insurance, and written notice of any cancellation, non-renewal or material change in said insurance no less than sixty (60) days prior to such cancellation, non-renewal or change. Seller will waive its rights of recovery and its insurers rights of subrogation against Purchaser, its parent(s) and subsidiaries for liability in excess of the foregoing limitation of liability.

         (d) In the event that any Subcontracted Contract is terminated and Purchaser enters into a new agreement with any customer that is a party to a Subcontracted Contract, Purchaser shall use its reasonable efforts to assure that the existing Subcontracted Contract is terminated in full, without any continuing responsibility by Seller for any act committed with respect to such agreement. In the event that any Subcontracted Contract is modified in any respect which changes the scope of work under such contract as in effect as of the Closing Date, or in the event that with respect to such contract, a new product version is released or some other work is performed by Purchaser that is not necessary to satisfy the original obligations of Seller under the Subcontracted Contract on the Closing Date, then with respect to which release Purchaser and customer will enter into a new contract and Seller shall have no further liability with respect to such new contract.

    11.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, their respective heirs, personal representatives, successors and assigns.

    11.3 Assignment. This Agreement shall not be assigned by Seller without the prior written consent of Purchaser. Purchaser may assign this Agreement upon notice to Seller to any Affiliate.

    11.4 Notices. All notices and communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed effectively given in all respects: (i) when received, if manually delivered; (ii) when delivered on the date indicated on a return receipt, if posted by either registered or certified U.S. Mail, return receipt requested, or by a next day delivery service which maintains records of the time, place and recipient of delivery; or (iii) upon delivery as reflected in the confirmation if sent by confirmed facsimile transmission, and in each case if directed to the party at the address and/or facsimile transmission number set forth below, or to such other address or facsimile transmission designated by any party in accordance with this Section 10.




If to Purchaser to:                                 If to Seller to:
------------------                                  ----------------
ABB Automation, Inc.                                Base Ten Systems, Inc.
P.O. Box 5308                                       One Electronics Drive
501 Merritt 7                                       Trenton, New Jersey 08619
Norwalk, CT  06851                                  Attn: Stephen A. Cloughley, President and CEO
Attn:  Ulf Lilja, Chief Operating Officer           Fax No. (609) 586-3677
Fax No. (203) 750-7706

With a copy to:                                     With a copy to:
--------------                                      --------------
Eugene Madara
Vice President, General Counsel and Secretary       Pitney, Hardin, Kipp & Szuch LLP
P.O. Box 5308                                       P.O. Box 1945
501 Merritt 7                                       Morristown, New Jersey 07962-1945
Norwalk, CT  06851                                  Attn: Joseph Lunin
Fax No.  (203) 750-7706                             Fax No. (973) 966-1550


    11.5 Amendments. No modifications or amendments of this Agreement shall be effective unless made in writing and signed by the respective duly authorized representatives of both Seller and Purchaser.

    11.6 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws rules thereof.

    11.7   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
           counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    11.8 Entire Agreement. This Agreement, together with the Exhibits attached hereto, embodies the entire agreement and understanding between the parties hereto and supersedes all prior and contemporaneous oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

    11.9 Waivers and Consents. The terms and provisions of this Agreement and any right or remedy of any party hereunder may be waived or consent for the departure therefrom granted only by written document executed by the party entitled to the benefits of such terms or provisions of this Agreement. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

    11.10 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

    11.11 Expenses. Each of the parties hereto shall pay its or his own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby. The parties acknowledge that no brokers were involved with this transaction.

    11.12 Recitals. The recitals set forth at the beginning of this Agreement are an integral part of the terms of this Agreement and are hereby incorporated into the body of this Agreement by this reference thereto.

    11.13 Attorneys' Fees. If either party shall bring any action against the other under this Agreement, the prevailing party in such action shall be entitled to reimbursement of all court costs and reasonable attorneys' fees incurred by such party in enforcing its rights hereunder.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.


PURCHASER:                                      SELLER:


ABB AUTOMATION, INC.                            BASE TEN SYSTEMS, INC.


__________________________________              ________________________________
By:                                             By:
Titl                                            Title: